Exhibit 99.1

Date: February 16, 2007

CARITOR INC.

By:	/s/ Chris Setterington
Name:	Chris Setterington
Title:	Executive Vice President & Chief Financial Officer

RENAISSANCE ACQUISITION CORP.

By:	/s/ Chris Setterington
Name:	Chris Setterington
Title:	Secretary and Treasurer